Investor Contact:

Vitacost.com
Kathleen Reed
Director of Investor Relations
561-982-4180
or
ICR, Inc.
John Mills
Senior Managing Director
310-954-1105

VITACOST.COM, INC. ANNOUNCES NUMBER OF SHARES OF COMMON STOCK OUTSTANDING AS OF JUNE 2, 2010 FOR ITS PENDING REVOCATION OF CONSENT SOLICITATION AND FOR GREAT HILL PARTNERS’  PENDING CONSENT SOLICITATION

BOCA RATON, Fla., June 3, 2010 – Vitacost.com, Inc. (NASDAQ: VITC), a leading online retailer and direct marketer of health and wellness products, announced today, that there were 27,908,039 shares of the company’s common stock outstanding as of the June 2, 2010 record date established by the company’s board in connection with the company’s pending revocation of consent solicitation and Great Hill Investors, LLC, Great Hill Equity Partners III, L.P., and Great Hill Equity Partners IV, L.P.’s pending consent solicitation.

About Vitacost.com, Inc.

Vitacost.com, Inc. (Symbol: VITC) is a leading online retailer and direct marketer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs or other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, sports nutrition and health foods.  Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com, as well as through its catalogs.  Vitacost.com, Inc. strives to offer its customers the broadest product selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Additional Information and Where to Find It

In connection with a consent revocation solicitation, Vitacost.com Inc. filed a definitive consent revocation statement on Schedule 14A with the Securities and Exchange Commission (the "SEC") on May 28, 2010. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE DEFINITIVE CONSENT REVOCATION STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VITACOST.COM INC. AND THE PROPOSED CONSENT REVOCATION. The definitive consent revocation statement will be mailed to Vitacost.com Inc. stockholders. Investors and stockholders may obtain a free copy of these documents (when available) and other documents filed by Vitacost.com Inc. at the SEC's website at www.sec.gov and at the Investor Relations section of our website at www.vitacost.com. The consent revocation statement and such other documents may also be obtained for free from Vitacost.com Inc. by directing such request to Vitacost.com Inc., Attention: Kathleen Reed, 5400 Broken Sound Blvd., NW, Suite 500, Boca Raton, Florida 33487, Telephone: 561-982-4180.

Vitacost.com Inc. and its directors and executive officers may be deemed to be participants in the solicitation of consent revocations from its stockholders in connection with the consent revocation solicitation. Information about Vitacost.com Inc.'s directors and executive officers is set forth in Vitacost.com Inc.'s definitive consent revocation statement on Schedule 14A, which was filed with the SEC on May 28, 2010.